Side Letter on Loan Advance

有关预支借款的简单协议

This Side Letter is entered into by and among RimAsia Capital Partners, L.P. ("***RimAsia***"), NeoStem, Inc. ("***NeoStem***"), and Suzhou Erye Economy & Trade Co., Ltd. ("***EET***") as of November 2, 2008.

本《简单协议》由 RimAsia Capital Partners, L.P. ("**RimAsia**")、NeoStem 公司("**NeoStem**")和苏州二叶经贸有限公司("二叶经贸")于 2008 年 11 月 2 日达成。

These parties to this Side Letter agree to the following:

本《简单协议》的各方同意如下：

1. Subject to the signing of the various agreements related to the Merger (as defined below) by the parties thereto on or about November 2, 2008 (but in no event after November 10, 2008), RimAsia shall advance within two weeks thereafter US$500,000 on behalf of EET for the purchase of units of NeoStem's securities with each unit consisting of one common share and an accompanying warrant to purchase an additional common share at an exercise price of US$1.75, at a per-unit price of US$1.25 and on the same terms as the subscription by RimAsia on or about September 2, 2008. The NeoStem securities purchased with such US$500,000 are referred to herein as the "***Purchased Securities***." It is understood that the issuance of the Purchased Securities will be subject to the prior approval of NeoStem's Board of Directors and the New York Stock Exchange Alternext.

一、如果有关"兼并"(定义见下)的各项协议在 2008 年 11 月 2 日左右(至迟不得超过 2008 年 11 月 10 日)由协议各方签署，**RimAsia** 将在此后两周内为二叶经贸预支 50 万美元，用来购买 **NeoStem** 的证券单元，每个单元由一股普通股和一个以 1.75 美元另外购买一股普通股的认股权证构成，每个单元的售价是 1.25 美元，条件与 **RimAsia** 于 2008 年 9 月 2 日左右的购买条件一致。用这 50 万美元购买的 **NeoStem** 证券在本协议中将称作"已购证券"。各方理解，已购证券的发行必须事先得到 **NeoStem** 的董事会和纽约证券交易所创业版 Alternext 的批准。

2. The advance shall be accomplished by wire-transfer of US$500,000 to the account of NeoStem. Upon receipt of such advance, NeoStem shall immediately issue the Purchased Securities (the "***Subscription***") and hold them in escrow.

二、该预支将通过电汇形式完成，50 万美元将直接汇到 **NeoStem** 的账户。**NeoStem** 在收到上述预支后，将立即发行("证券发行")已购证券，并代为保管该已购证券。

3. If the merger (the "***Merger***") contemplated by the Agreement and Plan of Merger entered into on or about November 2, 2008 by and among NeoStem, CBH Acquisition LLC, China Biopharmaceuticals Holdings, Inc., and China Biopharmaceutical Corp. fails to close by the end of six months following the Subscription, EET shall repay RimAsia the US$500,000 advance together with a 5% annual interest (totaling US$512,500, the "***Repayment Amount***") and take possession of the Purchased Securities. If EET fails to make such repayment immediately, RimAsia shall be entitled to take possession of the Purchased Securities and sell them at the then market price (the "***Liquidation Sale***"). If the proceeds of the Liquidation Sale equal or exceed the Repayment Amount, RimAsia shall be entitled to keep all the proceeds and EET shall be forgiven the repayment obligation. If the proceeds of the Liquidation Sale are less than the Repayment Amount, RimAsia shall be entitled to keep all the proceeds and deduct the amount of the shortfall from the portion of the Li Xiaobo litigation proceeds payable to EET.

三、如果 NeoStem、CBH 收购责任有限公司、中国生物制药控股公司和中国生物制药公司于 2008 年 11 月 2 日左右达成的《兼并协议和计划》中所规定的兼并（"兼并"）在证券发行后的 6 个月之内没有完成交割，二叶经贸将还给 RimAsia 该 50 万美元并加上 5%的年利息（总共 51.25 万美元，"还款总额"），并接收已购证券。如果二叶经贸不立即还款，RimAsia 将有权接收已购证券，并以当时市价将其出售（"抛售"）。如果抛售所得等于或者超过还款总额，RimAsia 将有权留下全部所得，二叶经贸的还款义务也不复存在。如果抛售所得低于还款总额，RimAsia 有权留下全部所得并将所缺部分在本应支付给二叶经贸的李晓波诉讼案所得中扣除。

4. If the Merger closes within six months following the Subscription, at the closing of the Merger, EET shall take possession of the Purchased Securities, RimAsia shall pay EET US$1.35 million representing the portion of the Li Xiaobo litigation proceeds payable to EET minus the US$500,000 advance (with no charge of interest), and EET's obligation to repay the US$500,000 advance will be extinguished.

四、如果兼并在证券发行后 6 个月之内完成交割，在兼并交割的时候，二叶经贸将接收已购证券，RimAsia 将支付给二叶经贸 135 万美元（代表李晓波诉讼案所得中应付给二叶经贸的部分，减去 50 万美元的预支，不计利息），二叶经贸的退还 50 万美元的义务也不复存在。

[Signature Page of Side Letter on Loan Advance]

[有关预支借款的简单协议的签字页]

The parties agree that this Side Letter constitutes a legally binding agreement.

各方同意，本《简单协议》构成具有法律约束力的协议。

RIMASIA CAPITAL PARTNERS, L.P.

By 签字人: ______________________________

NEOSTEM, INC.
NeoStem 公司

By 签字人: ______________________________

Robin L. Smith, CEO 罗宾·史密斯，总裁

SUZHOU ERYE ECONOMY AND TRADE CO., LTD.
苏州二叶经贸有限公司

By 签字人: ______________________________

Shi Mingsheng, Chairman of the Board 时明生，董事长